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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE:                       CONTACT:
February 20, 2001 and Thereafter             John Nelli, Chief Financial Officer
                                               (919) 653-1265 jnelli@tangram.com
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                 Tangram Converts $3 Million Debt into Equity
   --Conversion to Improve Cash Flow and Sustain NASDAQ Listing Compliance--

Cary, N.C. -- February 20, 2001 -- Tangram Enterprise Solutions, Inc. (NASDAQ:
TESI), a leader in the asset management market, and Safeguard Scientifics, Inc., Tangram's majority shareholder, today jointly announced an intended agreement to convert $3 million of debt into convertible preferred equity. Under terms of the agreement and when declared by the Board, Safeguard will be entitled to a cumulative two percent quarterly dividend. The shares of preferred stock may be converted at any time into 1.5 million shares of Tangram common stock.

"Safeguard's confidence in Tangram's ability to successfully execute on our lifecycle asset management business strategy is clearly evidenced through this debt conversion agreement, which places the per share conversion price at nearly double the current trading price," said Norm Phelps, president and CEO of Tangram. "We are encouraged that, with Safeguard's support in this matter, we will be able to improve our cash flow position and re-attain compliance with NASDAQ's net tangible assets requirement, thereby preserving Tangram's NASDAQ listing qualification."

"Tangram continues to be an important component of the Safeguard network," stated Harry Wallaesa, president and COO of Safeguard. "We believe in their ability to deliver on their asset management strategy and are glad to provide this show of support at this time."

There can be no assurance that the company will be successful in demonstrating to the NASDAQ Listing Qualifications Panel that it has attained compliance with the NASDAQ net tangible asset requirement, or if attained that the company will be able to sustain compliance with this or other NASDAQ requirements, including the net tangible assets requirement.

About Tangram (www.tangram.com)
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Headquartered in Cary, N.C., Tangram Enterprise Solutions, Inc. is a leading provider of IT asset management solutions for large and midsize organizations across all industries, in both domestic and international markets. Tangram's core business strategy and operating philosophy center on delivering world-class customer care, creating a more personal and productive IT asset management experience through a phased solution implementation, providing tailored solutions that support evolving customer needs, and maintaining a leading-edge technical position. To date, Tangram's solutions have been installed on more than 2 million workstations and servers at more than 200 customer sites throughout the world. Tangram is a partner company of Safeguard Scientifics, Inc. (www.safeguard.com) (NYSE: SFE), a leader in identifying, developing, and
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operating premier technology companies in the Internet infrastructure market with a focus on three sectors: software, communications, and eServices.

All company and product names are trademarks or registered trademarks of their respective owners.